AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 11, 2003



                                                     REGISTRATION NO. 333-102197


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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                     --------------------------------------
                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    ----------------------------------------
                           PAR TECHNOLOGY CORPORATION
             (Exact name of Registrant as specified in its charter)
                   -------------------------------------------

               DELAWARE                                      16-1434688
    (State or other jurisdiction                          (I.R.S. Employer
  of incorporation or organization)                     Identification Number)

                               PAR TECHNOLOGY PARK
                              8383 SENECA TURNPIKE
                           NEW HARTFORD, NY 13413-4991
                                 (315) 738-0600
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

            --------------------------------------------------------

                               JOHN W. SAMMON, JR.
                  CHAIRMAN OF THE BOARD, PRESIDENT AND DIRECTOR
                           PAR TECHNOLOGY CORPORATION
                               PAR TECHNOLOGY PARK
                              8383 SENECA TURNPIKE
                           NEW HARTFORD, NY 13413-4991
                                 (315) 738-0600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                    ----------------------------------------
  COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT
                        FOR SERVICE, SHOULD BE SENT TO:
                              KATHY A. FIELDS, ESQ.
                            TIMOTHY C. MAGUIRE, ESQ.
                         TESTA, HURWITZ & THIBEAULT, LLP
                                 125 HIGH STREET
                           BOSTON, MASSACHUSETTS 02110
                            TELEPHONE: (617) 248-7000
                            FACSIMILE: (617) 248-7100

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]



     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


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                                            AMOUNT TO BE         PROPOSED MAXIMUM           PROPOSED MAXIMUM           AMOUNT OF
        TITLE OF SHARES REGISTERED           REGISTERED      OFFERING PRICE SHARE(1) AGGREGATE OFFERING PRICE(1) REGISTRATION FEE(2)
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Common Stock, $0.02 par value per share (2)    508,019              $ 7.03                 $ 3,571,373.57            $ 328.57 (3)
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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.



(2) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low prices per share of the common stock of PAR Technology Corporation on the New York Stock Exchange on December 19, 2002.



(3) Registration fee was previously paid in connection with the initial filing of the S-3 registration statement.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting offers to buy theses securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 11, 2003


                                   PROSPECTUS

                           PAR TECHNOLOGY CORPORATION

                                 508,019 SHARES

                                  COMMON STOCK

         The selling stockholders identified in this prospectus are offering for sale up to 508,019 shares of our common stock. We will not receive any proceeds from the sale of these shares by the selling stockholders.


         The selling stockholders acquired the offered shares directly from PAR Technology Corporation and J. Whitney Haney, a stockholder of the Company, in a private placement that closed on December 3, 2002. The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.



         Our common stock is traded on the New York Stock Exchange under the symbol "PTC." On August 7, 2003, the closing sale price of our common stock on the New York Stock Exchange was $6.89 per share.


                  INVESTING IN OUR COMMON STOCK INVOLVES RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 2.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is August 11, 2003.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                                TABLE OF CONTENTS


                                                                                                       PAGE
PAR Technology Corporation.......................................................................        1
Risk Factors.....................................................................................        2
Special Note Regarding Forward Looking Statements................................................        4
Use of Proceeds..................................................................................        4
Selling Stockholders.............................................................................        5
Plan of Distribution.............................................................................        7
Legal Matters....................................................................................        9
Experts..........................................................................................        9
Incorporation of Certain Information by Reference................................................        9
Available Information............................................................................       10

                           PAR TECHNOLOGY CORPORATION


         PAR Technology Corporation ("PAR" or the "Company") is a leading provider of hardware platforms, software applications and professional services to businesses in the retail, hospitality and quick-service-restaurant industries. As the world's largest supplier of Point-of-Sale cash register and sales data collection systems in the quick-service-restaurant market, with over 30,000 systems installed in 95 countries, the beneficial attributes of our hardware platforms are well recognized. Our software applications assist in the operation of hospitality and quick-service-restaurant businesses by managing data from end-to-end and improving profitability through more efficient operations. Our professional services mission is to assist businesses in achieving the full potential of their Point-of-Sale cash register and data collection systems. To that end, we provide services ranging from implementation of and training for such systems to project management of the implementation of a business' technology investment.






         PAR is confident to claim the title "leading provider" of professional services and enterprise business intelligence applications due to our long-term relationship with the restaurant industry's two largest corporations - McDonald's and Yum! Brands. McDonald's has over 30,000 restaurants in 121 countries and PAR has been a selected provider of Point-of-Sale systems and lifecycle support services to McDonald's since 1980. Yum! Brands has been a PAR customer since 1983, and PAR has an install base within Yum's three major concepts: KFC, Pizza Hut and Taco Bell. Yum has nearly 31,000 units globally and PAR is the sole approved Point-of-Sale supplier to Taco Bell. PAR is also the Point-of-Sale vendor of choice to Boston Market, Chic-fil-A, CKE Restaurants (Hardees, Carl Jr.'s, etc.), Carnival Cruise Lines, Loews Cineplex and large franchisees of each of the foregoing brands.



         PAR is also a leading government contractor, developing advanced prototype and operational systems for the Department of Defense and other governmental agencies. Additionally, PAR provides information technology and communications support services to the U.S. Navy and U.S. Air Force. PAR focuses its computer-based system design services on providing high quality technical products and services, ranging from experimental studies to advanced operational systems, within a variety of areas of research, including radar, image and signal processing, logistics management systems, and geospatial services and products. With more than 25 years in this business, PAR's government engineering service segment provides management and engineering services that span disciplines ranging from advanced research and development to facilities operation and management. In addition, through government-sponsored research and development, PAR has developed technologies with relevant commercial uses. The Company's Point-of-Sale technology was derived from research and development regarding micro-chip processing technology, sponsored by the Department of Defense.



         Our common stock is traded on the New York Stock Exchange under the symbol "PTC." Our corporate headquarters offices are located at PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413-4991; telephone number
(315) 738-0600. Our website address is http://www.partech.com. Information contained on our website is not part of this prospectus.



         The terms "we," "our," and "us" refer to PAR Technology Corporation and its wholly-owned subsidiaries, unless the context suggests otherwise.

                                  RISK FACTORS


YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IN EVALUATING OUR BUSINESS AND BEFORE YOU DECIDE TO BUY OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND THE OTHER DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.






A CHANGE IN THE RELATIONSHIP WITH ANY ONE OF OUR MAJOR CUSTOMERS WOULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.



         A small number of customers has historically accounted for a majority of our net revenues in any given fiscal period. For the fiscal years ended December 31, 2002, 2001 and 2000, aggregate sales to our top two restaurant segment customers, McDonald's and Yum! Brands, amounted to 51%, 51% and 56%, respectively, of net revenues. No customer is obligated to make any minimum level of future purchases from us or to provide us with binding forecasts of product purchases for any future period. In addition, major customers may elect to delay or otherwise change the timing of orders in a manner that could adversely effect quarterly and annual results of operations. There can be no assurance that our current customers will continue to place orders with us, or that we will be able to obtain orders from new customers.









AN INABILITY TO PRODUCE NEW PRODUCTS THAT KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS AND CHANGING MARKET CONDITIONS COULD RESULT IN A LOSS OF MARKET SHARE.



         The products we sell are subject to rapid and continual technological change. The products that are available from our competitors have increasingly offered a wider range of features and capabilities. We believe that in order to compete effectively we must provide compatible systems incorporating new technologies at competitive prices. There can be no assurance that we will be able to continue funding research and development at levels sufficient to enhance our current product offerings, or will be able to develop and introduce on a timely basis new products that keep pace with technological developments and emerging industry standards and address the evolving needs of customers. There can also be no assurance that we will not experience difficulties that will result in delaying or preventing the successful development, introduction and marketing of new products in our existing markets, or that our new products and product enhancements will adequately meet the requirements of the marketplace or achieve any significant degree of market acceptance. Likewise, there can be no assurance as to the acceptance of our products in new markets, nor can there be any assurance as to the success of our penetration of these markets, or to the revenue or profit margins with respect to these products. If any of our competitors were to introduce superior software products at competitive prices, or if our software products no longer met the needs of the marketplace due to technological developments and emerging industry standards, our software products may no longer retain any significant market share. If this were to occur, we could be required to record a charge against capitalized software costs, which amounts to $2.1 million as of December 31, 2002.



WE DERIVE A PORTION OF OUR REVENUE FROM GOVERNMENT CONTRACTS, WHICH CONTAIN PROVISIONS UNIQUE TO PUBLIC SECTOR CUSTOMERS.



         For the fiscal years ended December 31, 2002, 2001 and 2000, we derived 28%, 27% and 25%, respectively, of our net revenues from contracts to provide technical products and services to United States government agencies and defense contractors. Contracts with United States government agencies typically provide that such contracts are terminable at the convenience of the government. If the government terminated a contract on this basis, we would be entitled to receive payment for our allowable costs and, in general, a proportionate share of our fee or profit for work actually performed. Most U.S. government contracts are also subject to modification or termination in the event of changes in funding. As such, we may perform work prior to formal authorization, or the contract prices may be adjusted for increased work scope or change orders. Termination or modification of a substantial number of our U.S. government contracts could have a material adverse effect on our business, financial condition and results of operations. The Company does not anticipate any impact due to the current world crisis on our current contracts.






         We perform work for the United States government pursuant to firm fixed-price, cost-plus fixed fee, time-and-material, and incentive-type prime contracts and subcontracts. The majority of our government contracts are either firm fixed-price or cost-plus fixed fee contracts. Approximately 54% of the revenue that we derived from government contracts for fiscal year 2002 came from firm fixed-price or time-and-material contracts. The balance of the revenue that we derived from government contracts in 2002 primarily came from cost-plus fixed fee contracts. Most of our contracts are for one-year to five-year terms, and all of the revenue that we derive from government contracts is derived from funded contracts.






WE FACE EXTENSIVE COMPETITION IN THE MARKETS IN WHICH WE OPERATE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD RESULT IN PRICE REDUCTIONS AND DECREASED DEMAND FOR OUR PRODUCTS AND SERVICES.



         There are currently five major suppliers who offer restaurant management systems similar to ours. Some of these competitors are larger than we are and have access to substantially greater financial and other resources than we do, and consequently may be able to obtain more favorable terms than we can for components and subassemblies incorporated into their restaurant technology products. The rapid rate of technological change in the restaurant market makes it likely that we will face competition from new products designed by companies not currently competing with us. Such products may have features not currently available on our restaurant products. We believe that our competitive ability depends on our total solution offering, our product development and systems integration capability, our direct sales force and our customer service organization. There is no assurance, however, that we will be able to compete effectively in the restaurant technology market in the future.



         Our government contracting business has been focused on niche offerings, primarily signal and image processing and engineering services. Many of our competitors are, or are subsidiaries of, companies such as Lockheed-Martin, Raytheon, Northrop-Grumman (which includes Litton-PRC-TASC), BAE, Boeing and SAIC. These companies are larger and have substantially greater financial resources than we do. We also compete with smaller companies that target particular segments of the government market. These companies may be better positioned to obtain contracts through competitive proposals. Consequently, there are no assurances that we will continue to win government contracts as a prime contractor or subcontractor.





















WE MAY NOT BE ABLE TO MEET THE UNIQUE OPERATIONAL, LEGAL AND FINANCIAL CHALLENGES THAT RELATE TO OUR INTERNATIONAL OPERATIONS, WHICH MAY LIMIT THE GROWTH OF OUR BUSINESS.



         For the years ended December 31, 2002, 2001 and 2000, our net revenues from sales outside the United States were 11%, 14% and 19%, respectively, of the Company's net revenues. We anticipate that international sales will continue to account for a significant portion of sales. We intend to continue to expand our operations outside the United States and to enter additional international markets, which will require significant management attention and financial resources. Our operating results are subject to the risks inherent in international sales, including, but not limited to, regulatory requirements, political and economic changes and disruptions, geopolitical disputes and war, transportation delays, difficulties in staffing and managing foreign sales operations, and potentially adverse tax consequences. In addition, fluctuations in exchange rates may render our products less competitive relative to local product offerings, or could result in foreign exchange losses, depending upon the currency in which we sell our products. There can be no assurance that these factors will not have a material adverse effect on our future international sales and, consequently, on our operating results. In 2002, less than 1% of the Company's revenues was from customers in the Middle East. Therefore, the current instability in that region is not expected to have a material impact on the results of operations in 2003.












































                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS


         This prospectus contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation, further delays in new product introduction, risks in technology development and commercialization, risks in product development and market acceptance of and demand for our products, risks associated with foreign sales, risks associated with high customer concentration, risks associated with government contracts, and other risks detailed in our filings with the Securities and Exchange Commission. See "Risk Factors."


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution." The principal purpose of this offering is to effect an orderly disposition of the shares of our common stock being offered and sold from time to time by the selling stockholders.

                              SELLING STOCKHOLDERS


         The following table sets forth, as of the date of this prospectus, the names of the selling stockholders, the number of shares of common stock that the selling stockholders own as of such date, the number of shares of common stock owned by the selling stockholders that may be offered for sale from time to time by this prospectus, and the number of shares of common stock to be held by the selling stockholders assuming the sale of all of the shares offered hereby. There can be no assurance that the selling stockholders will sell all or any of the shares registered hereunder as the stockholders may sell all or part of their shares pursuant to this prospectus.



                                              SHARES BENEFICIALLY                              SHARES BENEFICIALLY
                                            OWNED PRIOR TO OFFERING             SHARES         OWNED AFTER OFFERING
                                            -----------------------             OFFERED        --------------------
                                                                              PURSUANT TO
        SELLING STOCKHOLDER              NUMBER (1)        PERCENT (2)      THIS PROSPECTUS  NUMBER (1)     PERCENT (2)
        -------------------              ----------        -----------      ---------------  ----------     -----------
E*Capital Corporation (3)(4)               339,449            4.02%            269,849         69,600            *

Edward W. Wedbush (3)(5)                   164,770            1.95%            113,270         51,500            *

Gary S. Siperstein and Mynde S.            201,000            2.38%             53,000        148,000          1.75%
Siperstein (6)

Gary S. Siperstein (6)(7)                  420,200            4.98%                  0        420,200          4.98%

S. Harry Siperstein                         45,000              *               22,000         23,000            *

Charles H. Tanner(8)                        37,000              *               25,000         12,000            *

John P. Feighner and Anne C.                10,000              *                4,000          6,000            *
Feighner Trustees - Feighner
Family Trust

Gregory W. Davis                             3,000              *                3,000              0            *

Thomas Flanagan                              3,000              *                3,000              0            *

Raymond Wedbush                              3,000              *                3,000              0            *

Triangle Education Foundation                3,000              *                3,000              0            *

Maria Del Carmen Rivera                      1,500              *                1,500              0            *

Ray T. Sparling                              1,500              *                1,500              0            *

Lisa  Marie                                  1,500              *                1,500              0            *

Robert P. Meinberg                           1,500              *                1,500              0            *

Jennifer  McJunkin                           1,000              *                1,000              0            *

Joan Marie Wedbush                           1,000              *                1,000              0            *

Vardui Gezalyan                                500              *                  500              0            *

* Represents less than 1% of the outstanding shares.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.


(2) Percentages are calculated based on 8,444,025 shares of common stock outstanding as of July 31, 2003.



(3) E*Capital Corporation and Edward W. Wedbush have reported their holdings as a group on a Report of Beneficial Ownership on Schedule 13G. E*Capital Corporation is the parent company of Wedbush Morgan Securities, Inc. Mr. Wedbush is the chairman of E*Capital Corporation and owns a majority of its outstanding shares. Accordingly, Mr. Wedbush may be deemed the beneficial owner of shares owned by E*Capital Corporation. However, Mr. Wedbush has disclaimed beneficial ownership of the shares held by E*Capital Corporation.



(4) Includes 14,000 shares held by Wedbush Morgan Securities, Inc., 12,000 shares held by Wedbush Capital Corp., and 12,000 shares held by Wedbush Leasing, Inc.



(5) Includes 78,670 shares held by Edward W. Wedbush as trustee for the Wedbush Morgan Securities, Inc. Employee Profit Sharing Retirement Plan.



(6) Excludes 3,500 shares held by Gary S. Siperstein as custodian for his minor children or in charitable foundation controlled by his family, as to which Gary S. Siperstein and Mynde S. Siperstein disclaim beneficial ownership.



(7) Shares held by clients of Eliot Rose Asset Management, LLC, an investment advisory firm registered under section 203 of the Investment Advisers Act of 1940 and of which Mr. Siperstein in the principal. As such, Mr. Siperstein may be deemed to be the beneficial owner of these shares by reason of his shared investment power. Mr. Siperstein disclaims beneficial ownership of all of these shares.



(8)  Includes 2,500 shares held by Estelle D. Tanner, who is the wife of Charles
     H. Tanner.



-------------------------------------


         On December 3, 2002, we sold, pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, an aggregate of 383,019 shares of our common stock and J. Whitney Haney sold, pursuant to Section 4(1) of the Securities Act of 1933, as amended, for his personal account 125,000 shares of our common stock to the selling stockholders at $5.30 per share for an aggregate consideration of $2,692,500.70 in a private placement. These sales were consummated in connection with certain stock purchase agreements entered into by each of the selling stockholders (or their nominee) and us, which agreements contained terms typical to transactions of that nature, including representations made by the Company as to due authorization, valid issuance, non-contravention, capitalization and litigation. We are filing this registration statement to register, and the selling stockholders are offering, for public sale these 508,019 shares of our common stock currently held by the selling stockholders.



         The selling stockholders have represented to us in their respective stock purchase agreements or in letters of representation provided to the Company by the investors that they acquired the shares as principal for their own accounts, for investment and not with a view to, or for resale in connection with, any distribution or public offering of the shares in violation of the Securities Act of 1933, as amended. In recognition of the fact, however, that the selling stockholders may want to be able to sell the shares when, and if, they consider it appropriate, in connection with the stock purchase agreements by and among the selling stockholders and us, we agreed to file this registration statement with the Securities and Exchange Commission to effect the registration of the resale of the 508,019 shares of common stock under the Securities Act and to use our reasonable best efforts to keep this registration statement effective until the earliest of (i) the date on which all of the shares have been sold, (ii) the first date on which all of the then remaining unsold shares are able to be sold within a 90-day period pursuant to Rule 144 of the Securities Act, or (iii) December 3, 2004. In connection with the stock purchase agreements, we entered into a Registration Rights Agreement to which each of the selling stockholders (or their nominees) became a party.

This agreement contains terms and provisions typical of agreements of its nature, including granting the selling stockholders the right to require us to file additional Registration Statements on Form S-3 and the right to require that their shares be covered by other Registration Statements that we may subsequently file.



         Except as noted above and based on representations by the selling stockholders, to the best of our knowledge, no selling stockholder had a material relationship with us or any of our affiliates within the three-year period ending on the date of this prospectus.


                              PLAN OF DISTRIBUTION

         The shares of our common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders for their own account. The term "selling stockholders" includes permitted pledgees, donees, transferees, designees, beneficiaries, distributees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder. In addition, certain of the selling stockholders are corporations or partnerships that may, in the future, distribute their shares to their shareholders or partners, respectively. Those shares may later be sold by those shareholders or partners.

         The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the New York Stock Exchange, or other exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers, which may include long or short sales effected after the filing of the registration statement of which this prospectus is a part;

         - cross trades or block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         -        in privately negotiated transactions;

         -        in options transactions;

         - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales affected through agents;

         -        any combination of the foregoing practices; or

         -        any other lawful method.

         In addition, any shares that qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. Any profits realized by the selling stockholders and compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in their ability to engage in market activities with respect to such shares. The selling stockholders, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, including, without limitation Regulation M, which provisions may restrict certain activities of the selling stockholders and limit the timing of purchases and sales of any shares of common stock by the selling stockholders. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the shares offered by this prospectus.

         We, together with J. Whitney Haney, who sold shares to one of the selling stockholders in connection with our private placement of our shares, have agreed to pay the fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

         We have agreed to use our best efforts to maintain the effectiveness of this registration statement of which this prospectus forms a part until the earliest of (i) the date on which all of the shares have been sold, (ii) the date on which all of the then remaining unsold shares are able to be sold within a 90-day period pursuant to Rule 144 of the Securities Act of 1933, as amended, or (iii) December 3, 2004. We may suspend the selling stockholders' rights to resell shares under this prospectus.

         Our common stock is traded on the New York Stock Exchange under the symbol "PTC." The Transfer Agent and Registrar for our shares of common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

                                  LEGAL MATTERS

         The validity of the shares of our common stock offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                     EXPERTS


         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares of common stock covered by this prospectus:


         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;



         2. Our Periodic Report on Form 10-Q for the fiscal quarter ended March 31, 2003;



         3. Our Periodic Report on Form 10-Q for the fiscal quarter ended June 30, 2003;



         4.       Our Current Report on Form 8-K, filed on April 18, 2003;



         5.       Our Current Report on Form 8-K, filed on May 6, 2003;



         6.       Our Current Report on Form 8-K, filed on July 23, 2003; and



         7. The description of our common stock contained in the section entitled "Description of New PAR Capital Stock" contained in
                  Exhibit 28 to our Registration Statement on Form 8-B, filed with the Securities and Exchange Commission on August 23, 1993, pursuant to Section 12(g) of the Securities Exchange Act of 1934.


         We will provide, without charge, a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus, to any person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request. Requests for copies of this information should be directed to Investor Relations, PAR Technology Corporation, PAR Technology Park, 8383 Seneca Turnpike, New Hartford, NY 13413-4991, telephone number (315) 738-0600. Our website is http://www.partech.com. Information contained on our website is not a part of this prospectus.

         This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information incorporated by reference, provided in this prospectus or any supplement or to which we have referred you. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that our affairs may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

================================================================================

                                 508,019 SHARES

                           PAR TECHNOLOGY CORPORATION

                                  COMMON STOCK

                             -----------------------

                                   PROSPECTUS


                                 August 11, 2003


                            ------------------------

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table provides an estimate (other than with respect to the Registration Fee) of the expenses that we expect to incur in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions:


Registration Fee -- Securities and Exchange Commission .........................................    $     328.57 *
Accounting Fees and Expenses ...................................................................    $  11,000.00
Legal Fees and Expenses ........................................................................    $  20,000.00
Miscellaneous...................................................................................    $   5,671.43
                                                                                                    ------------
         TOTAL..................................................................................    $  37,000.00
                                                                                                    ============



* Registration fee was previously paid in connection with the initial filing of the S-3 registration statement.


         We, along with J. Whitney Haney, who sold shares to one of the selling stockholders in connection with the private placement of our shares, will bear all expenses shown above. As negotiated in a side letter agreement, Mr. Haney will pay a pro rata portion of some of the expenses shown above, calculated based on the aggregate gross proceeds that we and Mr. Haney receive from the sale of the shares. The expenses covered by this arrangement include legal fees in connection with the execution and performance of the stock purchase agreements and the filing fees in connection with the filing of the registration statement. The selling stockholders will bear all underwriting discounts and selling commissions and stock transfer fees and taxes applicable to the sale of the shares sold pursuant to this prospectus.

         ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Certificate of Incorporation, as amended, provides that we shall, to the fullest extent permitted under Delaware General Corporation Law, indemnify all of our directors, except in certain circumstances involving wrongful acts, such as (a) for any breach of the director's duty of loyalty to us or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.

         In addition, our By-Laws require us to indemnify any of our directors, officers, employees or agents against all expenses and liabilities reasonably incurred by him or her in connection with any legal action in which such person is involved by reason of his or her position with us unless it is determined that he or she did not act in good faith in the reasonable belief that his or her action was in our best interest. Such indemnification shall include payment by us of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon our receipt of the undertaking of the person indemnified to repay such payment if such person shall ultimately be determined not to be entitled to such indemnification. Our By-Laws require us to maintain, and we do so maintain, an insurance policy insuring our directors and officers against liabilities.

ITEM 16. EXHIBITS.

         The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

4.1 Certificate of Incorporation, as amended, of the Company (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-2 (No. 333-04077) and incorporated herein by reference).

4.2 Certificate of Amendment to the Certificate of Incorporation of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-2 (No. 333-04077) and incorporated herein by reference).

4.3 By-laws of the Registrant, as amended (filed as Exhibit 3.3 to the Company's Registration Statement on Form S-2 (No. 333-04077) and incorporated herein by reference).

4.4 Specimen certificate for shares of the Company's Common Stock (as filed as Exhibit 4 to the Company's Registration Statement on Form S-2 (No. 333-04077) and incorporated herein by reference).


4.5 Form of Stock Purchase Agreement by and among the Company, J. Whitney Haney and each of the Investors listed on Schedule I thereto (previously filed).



4.6 Registration Rights Agreement, dated as of December 3, 2002, by and among the Company and the parties named therein (previously filed).


5.1 Legal Opinion of Testa, Hurwitz & Thibeault, LLP (to be filed pursuant to an amendment hereto).

23.1     Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2 Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1) (to be filed pursuant to an amendment hereto).

24.1     Power of Attorney (previously filed).


ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (1)(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hartford, State of New York, on August 11, 2003.


                                           PAR TECHNOLOGY CORPORATION


                                           By: /s/ Ronald J. Casciano
                                               ------------------------------
                                                   Ronald J. Casciano
                                              Vice President, Chief Financial
                                                    Officer and Treasurer





                                   SIGNATURES





         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



               NAME                                            CAPACITY                         DATE
               ----                                            --------                         ----
*                                              Chairman of the Board, President and        August 11, 2003
___________________________________            Director (Principal Executive Officer and
 John W. Sammon, Jr.                           Director)

 *_________________________________            Executive Vice President and Director       August 11, 2003
Charles A. Constantino

 *_________________________________            Director                                    August 11, 2003
James A. Simms

/s/ Ronald J. Casciano                         Vice President, Chief Financial Officer,    August 11, 2003
-------------------------------                and Treasurer (Principal Financial
Ronald J. Casciano                             Officer and Principal Accounting Officer)

* By:  /s/ Ronald J. Casciano
       ---------------------
     Ronald J. Casciano
     Attorney-in-Fact

                                INDEX TO EXHIBITS

4.1 Certificate of Incorporation, as amended, of the Company (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-2 (No. 333-04077) and incorporated herein by reference).

4.2 Certificate of Amendment to the Certificate of Incorporation of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-2 (No. 333-04077) and incorporated herein by reference).

4.3 By-laws of the Registrant, as amended (filed as Exhibit 3.3 to the Company's Registration Statement on Form S-2 (No. 333-04077) and incorporated herein by reference).

4.4 Specimen certificate for shares of the Company's Common Stock (as filed as Exhibit 4 to the Company's Registration Statement on Form S-2 (No. 333-04077) and incorporated herein by reference).


4.5           Form of Stock Purchase Agreement by and among the Company, J.
              Whitney Haney and each of the Investors listed on Schedule I thereto (previously filed).



4.6 Registration Rights Agreement, dated as of December 3, 2002, by and among the Company and the parties named therein (previously filed).


5.1 Legal Opinion of Testa, Hurwitz & Thibeault, LLP (to be filed pursuant to an amendment hereto).

23.1          Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2 Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1) (to be filed pursuant to an amendment hereto).


24.1          Power of Attorney (previously filed).


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